Exhibit 10.1
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into this 9th day of November, 2005, between EMAK Worldwide, Inc. (the “Company”) and Jim Holbrook (the “Executive”).
RECITAL
     The Company desires to employ the Executive, and the Executive desires to be so employed by the Company, on the terms and subject to the conditions set forth in this Agreement.
AGREEMENT
     NOW, THEREFORE, in consideration of the premises and the mutual promises set forth in this Agreement, the Company and the Executive hereby agree as follows:
     1. Employment.
          (a) Subject to the terms and conditions contained herein, the Company hereby agrees to employ the Executive, and the Executive accepts such employment commencing on November 14, 2005 (the “Effective Date”) until the earlier of (i) December 31, 2010, or (ii) the date such employment is terminated pursuant to Section 4 of this Agreement (the “Employment Term”).
          (b) The Executive shall have the title of Chief Executive Officer of the Company, and such other title or titles, if any, as from time to time may be assigned to the Executive by the Board of Directors of the Company (the “Board”). In such capacity, the Executive shall be the highest-ranking officer of the Company and shall have the same status, privileges, and responsibilities normally inherent in such capacity in public corporations of similar size and character. The Executive shall also perform such duties for the Company as may from time to time be assigned to the Executive by the Board which are consistent with Executive’s Chief Executive Officer position. In addition, for so long as the Executive remains Chief Executive Officer, the Board shall nominate him as a director of the Company. In addition, the Executive shall serve as an officer and director of such Company subsidiaries and affiliates (domestic and foreign) as requested by the Board. As Chief Executive Officer and Board Member, the Executive shall abide by all of the policies, procedures and codes of ethics of the Company applicable to senior executives and employees of the Company, including, without limitation, any restrictions on purchase and/or sale of Company securities.
          (c) The Executive will devote his entire business time, energy, attention and skill to the services of the Company and its affiliates and to the promotion of their interests. So long as the Executive is employed by the Company, except as provided in
Appendix F-1

the last paragraph of Section 1(c), the Executive shall not, without the written consent of the Company:
               (i) engage in any other activity for compensation, profit or other pecuniary advantage, whether received during or after the term of this Agreement;
               (ii) render or perform services of a business, professional, or commercial nature other than to or for the Company, either alone or as an employee, consultant, director, officer, or partner of another business entity, whether or not for compensation, and whether or not such activity, occupation or endeavor is similar to, competitive with, or adverse to the business or welfare of the Company; or
               (iii) invest in or become a shareholder of another corporation or other entity; provided, that the Executive’s investment solely as a shareholder in another corporation shall not be prohibited hereby so long as such investment is not in excess of two percent (2%) of any class of shares that are traded on a national securities exchange.
Notwithstanding the foregoing, Executive shall have the right to devote a de minimis portion of his business time to personal investments and civic commitments that are not in any way competitive with the Company’s business, provided that the time devoted thereto shall not interfere in any material respect with the performance of Executive’s duties.
          (d) The Executive shall sign and adhere to the Confidentiality and Invention Assignment Agreement (the “Confidentiality Agreement”) attached as Appendix A.
     2. Location of Employment. The Executive’s principal place of employment shall be at the executive offices of the Company, currently located at 6330 San Vicente Blvd., Los Angeles, CA 90048; provided, that the Executive will routinely be required to travel to various domestic and foreign locations.
     3. Compensation.
          (a) Base Salary. In exchange for full performance of the Executive’s obligations and duties under this Agreement, the Company shall pay the Executive an annual base salary (the “Base Salary”) equal to $500,000, payable in installments in accordance with the Company’s standard payroll practices. On April 1, 2007 and on April 1 of each subsequent year during the term of this Agreement, the Base Salary shall be increased (but not decreased) to reflect cost of living changes as determined by the Board. In addition, the Board shall review the Base Salary annually during the period of the Executive’s employment hereunder and, in its sole discretion, the Board may increase the Base Salary from time to time based upon the performance of the Executive, the financial condition of the Company, prevailing industry salary levels and such other factors as the Board determines.

          (b) Signing/Retention Bonus. The Company shall pay the Executive a signing/retention bonus consisting of the following:
               (i) Cash Bonus. The sum of $75,000, which shall be paid within 10 business days after the Effective Date. If Executive’s employment is terminated under Section 4(c) or (d) prior to January 1, 2007, the Executive shall repay the Company a pro-rata portion of such bonus.
               (ii) Restricted Stock Units. On the Effective Date, the Company shall grant the Executive a number of restricted stock units (the “RSUs”) pursuant to the Company’s 2000 Stock Option Plan having a value on the date of grant, as determined by the Board, based on the average closing price for the 30 calendar days preceding the Effective Date, of $225,000. The RSUs shall vest monthly over the two year period ending December 31, 2007, with the shares of Common Stock underlying such RSUs issuable on December 31, 2007, subject to the Executive remaining employed with the Company through such date. The terms and conditions of the RSUs shall be governed by the 2000 Stock Option Plan and the Restricted Stock Unit Agreement in the form attached as Appendix B executed by the Company and the Executive.
          (c) Annual Incentive Bonus. Executive shall be eligible to receive an annual incentive bonus (the “Annual Incentive Bonus”) after the end of each fiscal year that is included within the Employment Term (not including 2005). The Annual Incentive Bonus shall consist of two components: the “Annual EBITDA Bonus” and the “Strategic Performance Bonus.”
               (i) Annual EBITDA Bonus. The Annual EBITDA Bonus shall be based upon the targeted EBITDA (as defined below) of the Company as approved by the Board at the beginning of the calendar year and as set forth in the Company’s business or operating plan for such year prepared in the ordinary course of business (the “Earnings Target”). The Annual EBITDA Bonus shall be 25% of the Base Salary for the applicable year if the Company’s EBITDA is equal to 100% of the Earnings Target. The Annual EBITDA Bonus shall be 50% of the Base Salary for the applicable year if the Company’s EBITDA equals or exceeds 150% of the Earnings Target. If the EBITDA is between 100% and 150% of the Earnings Target, the Annual EBITDA Bonus shall be prorated between 25% and 50% of the Base Salary. If the EBITDA is between 80% and 100% of the Earnings Target, the Annual EBITDA Bonus shall be prorated between 0% and 25% of the Base Salary. Executive shall not receive such Annual EBITDA Bonus if the EBITDA is less than 80% of the Earnings Target.
For purposes of this Agreement, “EBITDA” shall be defined as the earnings before interest, taxes, depreciation, and amortization of the Company, derived from its audited consolidated financial statements less a “Capital Charge” for acquisitions, if any. The Capital Charge shall be calculated as the weighted average cost of capital (“WACC”)

multiplied by “Average Invested Capital” over the measurement period. WACC shall be calculated as:

RE = cost of equity	D = market value of the firm’s debt	D/V = percentage of financing that is debt

RD = cost of debt	V = E + D	TC = corporate tax rate

E = market value of the firm’s equity	E/V = percentage of financing that is equity

For purposes of this Agreement, “Average Invested Capital” shall mean the total cost of acquisitions of businesses (stock or asset acquisitions) since the Effective Date. A sample WACC calculation is set forth on Appendix C.
               (ii) Strategic Performance Bonus. Subject to the discretion of the Board, the Company may pay Executive an annual Strategic Performance Bonus, after taking into account the Company’s long-term prospects and position and the accomplishment of strategic goals as devised by mutual agreement of the Board and Executive. Such annual bonus shall be targeted at 25% of Base Salary for achievement of strategic goals and may be increased up to 50% of the Base Salary for extraordinary performance.
          (d) Cumulative EBITDA Bonus. Executive shall be eligible to receive an additional bonus (the “Cumulative EBITDA Bonus”) based upon the EBITDA (as defined in Section 4(c) above) performance of the Company over the five fiscal years commencing January 1, 2006 and ending December 31, 2010 (the “Performance Period”). The Cumulative EBITDA Bonus will be based upon the Company exceeding the “Minimum EBITDA Threshold” established for the fiscal years during the Performance Period. The Minimum EBITDA Thresholds are set forth on Appendix D.
At the end of each fiscal year during the Performance Period, the cumulative EBITDA of the Company since the commencement of the Performance Period will be measured (i.e., January 1, 2006 to December 31, 2006, January 1, 2006 to December 31, 2007, etc., each a “Measurement Period”). If the cumulative EBITDA for the Measurement Period exceeds the cumulative Minimum EBITDA Thresholds for such Measurement Period (the “Excess EBITDA”), the Executive will be entitled to a Cumulative EBITDA Bonus payment equal to 8% of the Excess EBITDA, less the amount of any Cumulative EBITDA Bonus payment for prior Measurement Periods. Notwithstanding the foregoing, Cumulative EBITDA Bonus payments will be subject to a maximum of 200% of the cumulative Base Salary paid to Executive over the Measurement Period less the cumulative Annual Incentive Bonus paid or payable over such Measurement Period. Each Cumulative EBITDA Bonus payment shall be paid on the April 1 following the end of the Measurement Period at issue.

In the event that at any time during the Performance Period a fiscal year’s earnings are restated downward, the Company shall offset the excess Annual Incentive Bonus payment, if any, to Executive from the Cumulative EBITDA Bonus. If doing so would create any legal issues for the Company, the Executive agrees to repay any such excess Annual Incentive Bonus immediately on demand. If a fiscal year’s earnings are restated upward, the Company shall promptly make payment of any under paid Annual Incentive Bonus. A sample Cumulative EBITDA Bonus calculation is set forth on Appendix D.
          (e) Stock Option. On the Effective Date, the Company shall grant the Executive a non-qualified option to purchase 500,000 shares of common stock of the Company (the “Option”) pursuant to the Company’s 2000 Stock Option Plan and/or the Company’s 2004 Stock Incentive Plan. The Option shall vest in four equal annual installments of 25% each on each of the first, second, third and fourth anniversaries of the date of grant, subject to the Executive’s continued employment with the Company through the applicable vesting dates. 25% of the installment that vests on each anniversary shall have an exercise price equal to fair market value (determined in accordance with Section 3(b)(ii)) as of the date of grant; 25% shall have an exercise price equal to $10 per share; 25% shall have an exercise price equal to $12.50 per share; and 25% shall have an exercise price equal to $15 per share. The terms and conditions of the Option shall be governed by the applicable Company plan and the form of Stock Option Agreement attached hereto as Appendix E executed by the Company and the Executive.
          (f) Business Expenses. During the Executive’s employment under this Agreement, the Executive shall be reimbursed by the Company for reasonable business expenses actually incurred or paid by the Executive, consistent with the policies of the Company, in rendering to the Company the services provided for in this Agreement, upon presentation of expense statements or such other supporting information as is consistent with the policies of the Company. Executive shall be subject to the Company’s travel policy as applicable to senior Company executives, with the following exceptions: (i) any length of flight limitations for business class upgrades shall not apply to Executive (i.e., Executive may upgrade any domestic flight, as long as the upgrade otherwise complies with the Company’s travel policy described above); and (ii) Executive shall be entitled to book business class tickets for all international flights.
          (g) Vacation. In accordance with the Company’s policy for executives at the rank of vice president and above, no specific amount of vacation time will be accrued by Executive. Executive shall be entitled to such vacation days as permitted by the Board, which shall be scheduled to minimize the disruption of the Executive’s absence on the Company’s business.
          (h) Employee Benefits. During the Executive’s employment under this Agreement, the Executive shall be entitled to participate in all benefit plans (including deferred compensation plans and any medical, dental, healthcare reimbursement, long term disability or life insurance plans) which shall be available from time to time to senior executives of the Company generally, except to the extent such participation in any plan would, in the opinion of the Board, alter the intended tax treatment of such plan. The Executive acknowledges and agrees that the Board may in its discretion terminate at any time or modify from time to time any such benefit plans.
          (i) Executive Perquisites. During the Executive’s employment under this Agreement, the Executive shall be entitled to participate in all special benefit or perquisite programs generally available from time to time to senior executives of the Company (including reasonable relocation expenses and temporary housing expenses, auto allowance and cell phone allowance), on the terms and conditions then prevailing under each such program. The Executive acknowledges and agrees that the Board may in its discretion terminate at any time or modify from time to time any such benefits or programs. The Company shall promptly reimburse the Executive for all reasonable expenses actually incurred or paid by the Executive in setting up a home office for purposes of rendering to the Company the services provided for in this Agreement, upon the presentation of statements of such expenses.
          (j) Other than as expressly set forth in this Section 3 or Section 4 below, the Executive shall not receive any other compensation or benefits except to the extent provided by the Board.
     4. Termination. Except as specifically set forth in this Section 4, if the Executive’s employment is terminated for any reason, the Executive shall not be entitled to any compensation or benefits from the Company, under this Agreement or otherwise, except for the following: (i) the Base Salary and reasonable business expenses incurred but not yet reimbursed, under Section 3 of this Agreement through the date of such termination; and (ii) such benefits, if any, as may be required to be provided by the Company under the Consolidated Omnibus Budget Reconciliation Act (COBRA). The foregoing sentence does not limit any rights that the Executive may have to vested benefits under any plan governed by the Employee Retirement Income Security Act of 1974 (ERISA) or with respect to any equity awards the Executive may have outstanding.
          (a) Disability. The employment of the Executive under this Agreement may be terminated by the Company immediately upon giving the Executive notice if (i) the Board determines that the Executive is unable to discharge his essential job duties by reason of illness or injury or (ii) the Executive has been unable to discharge his essential job duties by reason of illness or injury for either (A) a period of two consecutive months or (B) twelve weeks in any twelve-month period.
If the Executive’s employment is terminated pursuant to this subsection (a), subject to the Executive’s execution of a general release and waiver in a form provided to the Executive by the Company, which shall be substantially in the form attached as Appendix F (the “Release”), but which may be modified to reflect the terms of this Agreement and to ensure that the Release meets applicable legal requirements, prior to the 45th day following such termination, the Company shall pay to the Executive (subject to the

Executive continuing to honor his commitments under the attached Confidentiality Agreement) the Annual Incentive Bonus, if any, that the Executive would have earned in the calendar year in which the employment terminated had the Executive’s employment not been terminated, multiplied by a fraction, the numerator of which is the number of days in that calendar year through the date of termination and the denominator of which is 365. Payment under this provision shall be made to the Executive on the later of (i) seven months after the date the Executive terminated employment; or (ii) the date that it would have been paid had the Executive remained employed.
          (b) Death. The employment of the Executive under this Agreement shall terminate on the date of the Executive’s death.
          (c) Cause. The employment of the Executive under this Agreement may be terminated by the Company upon written notice from the Board that Cause exists for termination. For the purposes of this Agreement, the term “Cause” shall mean that, in the opinion of the Board, the Executive has (i) refused or failed to perform, to the reasonable satisfaction of the Board, any duties assigned to the Executive by the Board (consistent with his Chief Executive officer position) or contemplated or obligated under this Agreement, provided that such refusal or failure is not curable or cured within ten (10) days after written notice thereof from the Company specifying such refusal or failure in reasonable detail, (ii) committed a breach of the terms of this Agreement or any other legal obligation to the Company, provided that such breach is not curable or cured within ten (10) days after written notice thereof from the Company specifying such breach in reasonable detail, (iii) failed to perform any of the Executive’s obligations under the Confidentiality Agreement, (iv) demonstrated gross negligence or willful misconduct in the execution of the Executive’s duties, (v) been convicted of or pleaded nolo contendere to a felony or other serious crime, (vi) repeatedly and intemperately used alcohol or drugs in a manner that interferes with the performance of Executive’s duties, (vii) engaged in business practices or personal conduct which, in the reasonable opinion of the Board, are unethical or reflect adversely on the Company, (viii) misappropriated assets of the Company; (ix) been repeatedly absent from work during normal business hours for reasons other than disability, appropriate vacation, or sick time; or (x) improperly used any former employer’s trade secrets.
For the purposes of this Section, no act or failure to act on Executive’s part shall be considered “willful” unless it is done, or omitted to be done, by him in bad faith or without reasonable belief that his action or omission was in the best interests of the Company. Any act or failure to act by Executive that is either based upon authority given pursuant to a resolution duly adopted by the Board, or based upon the advice of counsel for the Company, and that does not violate law or Executive’s fiduciary obligations to the Company shall be presumed to be done, or omitted to be done, in good faith and in the best interests of the Company.

Notwithstanding the foregoing, if Executive is terminated for Cause and it is subsequently determined by an arbitrator that such termination was not for Cause, then such termination shall be deemed a termination without Cause. By the same token, if the Executive’s employment terminates for (i) Good Reason, but at a time when an arbitrator determines that the Company had Cause to terminate the Executive (or would have had Cause if it then knew all relevant facts) under (a) Section 4(c)(iii) – (viii), (b) Section 4(c)(x), (c) 4(c)(i) or (ii) and the Company gave Executive written notice of its intent to assert that it had cause under either of those subsections within 10 business days of Executive having terminated his employment for Good Reason, or (d) under Section 4(c)(ii) as to any material breach by Executive; or (ii) any other reason, but at a time when an arbitrator determines that the Company had Cause to terminate the Executive under Section 4(c)(iii) or (viii) (or would have had Cause under either of those provisions if it then knew all relevant facts), Executive’s termination shall be treated as a discharge by the Company for Cause and the Executive shall repay the Company all benefits that he received on account of his termination in excess of those he would have received in a for Cause termination.
          (d) Notice by Executive. The employment of the Executive under this Agreement shall terminate upon receipt by the Board of twelve (12) months prior written notice of resignation signed by the Executive. The Executive promises not to terminate his employment without first providing such 12-month written notice.
          (e) Without Cause. In addition to the circumstances described in subsections (a), (b), (c), and (d) above, the Company may terminate the Executive’s employment for any reason or no reason and with or without cause or prior notice. The Executive understands that, subject to subsections (d) above, he is an at-will employee and may be terminated by the Company without cause or prior notice pursuant to this subsection (e) notwithstanding any other provision contained in this Agreement. This at-will relationship will remain in effect during the term of this Agreement and so long thereafter provided that the Executive remains employed by the Company, unless such at-will employment relationship is modified by a specific, express written agreement signed by the Company’s Chairman of the Board.
If the Executive’s employment is terminated pursuant to this subsection (e), subject to the Executive’s execution of a Release prior to the 45th day following such termination, the Company shall pay to the Executive (subject to the Executive continuing to honor his commitments under the attached Confidentiality Agreement):
               (i) an amount equal to the Base Salary that would have been payable to the Executive for the period beginning on the employment termination and ending on the later of December 31, 2007 or the first anniversary of the employment termination if the Executive had remained employed during such period in the form of salary continuation (each such payment under this provision shall be paid to the Executive seven months after the date it would have been paid had the Executive remained employed), and
               (ii) the Annual Incentive Bonus, if any, that the Executive would have earned in the calendar year in which the employment terminated had the Executive’s employment not been terminated, multiplied by a fraction, the numerator of which is the number of days in that calendar year through the date of termination and the denominator of which is 365 (each such payment under this provision shall be paid to the Executive on the later of (i) seven months after the date the Executive terminated employment; or (ii) the date that it would have been paid had the Executive remained employed.
          (f) Without Cause Following A Change In Control. If the Company terminates the Executive’s Employment without Cause during the 12 months following a Change in Control (as defined below), subject to the Executive’s execution of a Release prior to the 45th day following such termination the Company shall pay (on the later of (i) the 7th month following such termination; or (ii) the date that a bonus otherwise would be payable under Section 3(d) but for such termination) the Executive a lump sum equal to two years Base Salary, plus the amount set forth in Section 4(e)(ii) above.
For purposes of this Agreement, the term “Change in Control” shall mean the occurrence of any of the following events with respect to the Company:
               (i) all or substantially all of the assets of the Company are sold or transferred to another corporation or entity; or
               (ii) the Company is sold, transferred, merged, consolidated, ventured or reorganized into or with another corporation or entity, with the result that upon conclusion of the transaction less than a majority of the outstanding securities entitled to vote generally in the election of directors or other capital interests of the acquiring corporation or entity are owned, directly or indirectly, by the shareholders of the Company immediately prior to the sale, transfer, merger, consolidation, venture or reorganization; or
               (iii) there is a report filed on Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report), each as promulgated pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), disclosing that any person (as the term “person” is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) has become the beneficial owner (as the term “beneficial owner” is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities representing more than 50% of the combined voting power of the then-outstanding voting securities of the Company; or
               (iv) the individuals who, at the beginning of any period of two consecutive calendar years, constituted members of the Board cease for any reason to constitute at least a majority thereof unless the nomination for election by the Company’s stockholders of each new director of the Company was approved by a vote of at least two-thirds of the directors of the Company still in office who were directors of the Company at the beginning of any such period.
          (g) Good Reason. The Executive may terminate his employment hereunder for “Good Reason.” For the purposes of this Agreement, “Good Reason” shall mean either (i) a material breach of this Agreement by the Company; (ii) a material diminution in the Executive’s position, duties or responsibilities as Chief Executive Officer as contemplated by Section 1 of this Agreement (however, replacement as a member of the Boards of Directors shall not constitute Good Reason); or (iii) the Company requiring relocation of Executive’s principal place of employment from Southern California to a location other than Chicago, Illinois or St. Louis, Missouri.
Notwithstanding the foregoing, a termination shall not be treated as a termination for Good Reason (i) if the Executive specifically consented in writing to the occurrence of the event giving rise to the claim of termination for Good Reason; or (ii) unless the Executive, within 30 days after such Good Reason event occurs, provides written notice to the Company specifying in reasonable detail the occurrence of one of such events and stating that he intends to terminate his employment for Good Reason and specifying the factual basis for such Good Reason event, and if capable of being cured, such Good Reason event shall not have been cured within 30 days of the receipt by the Company of such notice.
If the Executive shall terminate his employment for Good Reason under this subsection (g), subject to the Executive’s execution of the Release within 45 days of termination of employment, the Company shall seven months following such termination of employment pay the amounts determined under Sections 4(e)(i) and (ii) at the times determined under such sections (subject to the Executive continuing to honor his commitments under the attached Confidentiality Agreement).
          (h) The Executive shall not have a duty to mitigate the costs to the Company under Section 4.
     5. Golden Parachute & 162(m) Limitation. The Executive agrees that his payments and benefits under this Agreement and all other contracts, arrangements, or programs shall not, in the aggregate, exceed the maximum amount that may be paid to him without triggering golden parachute penalties under Section 280G and related provisions of the Internal Revenue Code, as determined in good faith by the Company’s independent auditors. If any benefits must be cut back to avoid triggering such penalties, his benefits shall be cut back in the priority order designated by the Company. If an amount in excess of the limit set forth in this section is paid to him, the Executive will repay the excess amount to the Company upon demand, with interest at the rate provided for in Internal Revenue Code (the, “Code”) Section 1274(b)(2)(B). The Company and the Executive agree to cooperate with each other in connection with any administrative or judicial proceedings concerning the existence or amount of golden parachute penalties with respect to payments or benefits the Executive receives. Similarly, the Executive agrees that no payment under this Agreement or any other contract, arrangement, or program shall be made to him if Code Section 162(m) would prevent the Company from receiving a deduction for such payment. If, however, any payment is not made pursuant to the previous sentence, the Company shall make such payment as soon as practicable in the first calendar year that it reasonably determines that it can do so and still receive a deduction for such payment.
     6. Executive’s Representations.
          (a) The Executive represents that he has full authority to enter into this Agreement and that he is free to enter into this Agreement and not under any contractual restraint which would prohibit the Executive from satisfactorily performing his duties to the Company under this Agreement.
          (b) The Executive hereby agrees to indemnify and hold harmless the Company, its officers, directors and stockholders from and against any losses, liabilities, damages or costs (including reasonable attorneys’ fees) arising out of a breach, or claimed breach, of any of the representations, warranties and covenants of the Executive set forth in this Agreement.
          (c) The Executive acknowledges that he is free to seek advice from independent counsel with respect to this Agreement. The Executive has obtained such advice. The Executive is not relying on any representation or advice from the Company or any of its officers, directors, attorneys or other representatives regarding this Agreement, its content or effect.
     7. Arbitration. Any controversy or claim arising out of or relating to this Agreement or any breach hereof or the Executive’s employment by the Company or termination thereof, shall be settled by arbitration by one arbitrator in accordance with the rules of the American Arbitration Association, and judgment upon such award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitration shall be held in the City in which the Executive was last employed or such other place as may be agreed upon at the time by the parties to the arbitration.
     8. Equitable Relief. The Executive acknowledges that the Company is relying for its protection upon the existence and validity of the provisions of this Agreement, that the services to be rendered by the Executive are of a special, unique and extraordinary character, and that irreparable injury will result to the Company from any violation or continuing violation of the provisions of this Agreement for which damages may not be an adequate remedy. Accordingly, the Executive hereby agrees that in addition to the remedies available to the Company by law or under this Agreement, the Company shall be entitled to obtain such equitable relief as may be permitted by law in a court of competent jurisdiction including, without limitation, injunctive relief from any violation or continuing violation by the Executive of any term or provision of this Agreement.

     9. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal substantive laws (and not the laws of conflicts) of the State of California.
     10. Entire Agreement. This Agreement constitutes the whole agreement of the parties hereto in reference to any employment of the Executive by the Company and in reference to any of the matters or things herein provided for or hereinabove discussed or mentioned in reference to such employment; all prior agreements, promises, representations and understandings relative thereto being herein merged.
     11. Assignability.
          (a) In the event the Company shall merge or consolidate with any other corporation, partnership or business entity, or all or substantially all of the Company’s business or assets shall be transferred in any manner to any other corporation, partnership or business entity, then such successor to the Company shall thereupon succeed to, and be subject to, all rights, interests, duties and obligations of, and shall thereafter be deemed for all purposes hereof to be, the “Company” under this Agreement. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die, any amounts payable to him hereunder shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee, or other designee or, if there be no such designee and Executive is married, then to Executive’s spouse, or if there be no such designee or spouse, to his estate.
          (b) This Agreement is personal in nature and the Executive shall not, except as set forth in subsection (a) hereof, without the written consent of the Company, assign or transfer this Agreement or any rights or obligations hereunder.
          (c) Except as set forth in subsection (a) above, nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give to any person, other than the parties to this Agreement, any right, remedy or claim under or by reason of this Agreement or of any term, covenant or condition of this Agreement.
     12. Amendments; Waivers. This Agreement may be amended, modified, superseded, canceled, renewed or extended and the terms or covenants of this Agreement may be waived only by a written instrument executed by the parties to this Agreement or, in the case of a waiver, by the party waiving compliance. Any such written instrument must be approved by the Board to be effective as against the Company. The failure of any party at any time or times to require performance of any provision of this Agreement shall in no manner affect the right at a later time to enforce the same. No waiver by any party of the breach of any term or provision contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

     13. Notice. All notices, requests or consents required or permitted under this Agreement shall be made in writing and shall be given to the other parties by personal delivery, overnight air courier (with receipt signature) or facsimile transmission (with “answerback” confirmation of transmission), sent to such parties’ addresses or telecopy numbers as are set forth below such parties’ signatures to this Agreement, or such other addresses or telecopy numbers of which the parties have given notice pursuant to this Section 13. Each such notice, request or consent shall be deemed effective upon the date of actual receipt, receipt signature or confirmation of transmission, as applicable.
     14. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     15. Survival. The representations and agreements of the Executive set forth in Sections 6, 7, and 8 of this Agreement and in the attached Confidentiality Agreement shall survive the expiration or termination of this Agreement (irrespective of the reason for such expiration or termination).
     16. Taxes. The Company may withhold from any payments made under this Agreement all applicable taxes, including but not limited to Federal, state and local income, employment and social insurance taxes, as shall be required by law.
     17. Attorneys’ Fees. The Company shall reimburse the Executive for reasonable attorneys’ fees and expenses incurred in connection with the preparation and negotiation of this Agreement and the documents contemplated under this Agreement (but no more than $15,000, based on a reasonable hourly rate), upon presentation to the Company of documents supporting and describing such fees and expenses. If any party to this Agreement seeks to enforce his or its rights under this Agreement, the prevailing party or parties shall be entitled to recover reasonable fees, costs and expenses incurred in connection therewith including, without limitation, the fees, costs and expenses of attorneys, accountants and experts, whether or not litigation is instituted, and including such fees, costs and expenses of appeals.
     18. Company Representation. The Company represents that prior to the Effective Date it will have received all necessary Board approval for entering into and executing this Agreement and granting the restricted stock units and stock options provided for herein.
[Signature page follows]

     IN WITNESS WHEREOF, the parties to this Agreement have executed this Agreement as of the date first above written.

EMAK WORLDWIDE, INC.

By: Teresa L. Tormey
Its EVP, General Counsel & Secretary

Address for Notices:

EMAK Worldwide, Inc. 6330 San Vicente Blvd. Los Angeles, CA 90048 (323) 930-8346 (fax) Attention: General Counsel

JIM HOLBROOK

Address for Notices:

Jim Holbrook’s home address reflected in the Company’s payroll records at the time notice is given.

With a copy to:

Richard N. Tishler Riezman Berger, P.C. 7700 Bonhomme, 7th Floor Clayton, Missouri 63105 (314) 727-6458 (fax)